Exhibit 99.1

For Immediate Release

BSD Medical Exhibits the BSD-2000 at Asia’s Largest Medical Device Exposition

SALT LAKE CITY, Utah, April 20, 2007—BSD Medical Corp. (AMEX:BSM) today announced that the company and its distributor for China, Dalian Orientech, have concluded an exhibition of the BSD-2000 hyperthermia system at the Chinese International Medical Equipment Fair, Asia’s largest medical device exposition, held in Dalian, China. Over 200,000 participants, including visitors from 70 countries, attended the event.

Research on the use of the BSD-2000 in treating advanced cervical cancer drew particular interest at the exposition. Cervical cancer in China, as in most of the developing world, is a leading cause of cancer death for women. The results of a Phase III clinical trial published in the Lancet showed an 87% increase in 3-year survival rate for advanced cervical cancer patients when hyperthermia was added to radiation therapy, as compared to radiation treatments alone.

The BSD-2000 hyperthermia therapy system was developed to non-invasively deliver hyperthermia therapy to cancerous tumors, including tumors located deep in the body. The BSD-2000 includes hardware and software developed to control the delivery of the therapy to the tumor, a generator and an amplifier to supply the energy, and special applicators containing antennae positioned in a cylindrical array around a patient lying in a prone position during treatment.

Development of the BSD-2000 involved the cooperative effort of participants from Duke University, Northwestern University, University of Southern California, Stanford University, University of Utah and University of Washington St. Louis. Contributing European research institutions include Daniel den Hoed Cancer Center of the Academisch Ziekenhuis (Rotterdam, Netherlands), Haukeland University Hospital (Bergen, Norway), Dusseldorf University Medical School, Tuebingen University Medical School, Essen University Hospital, Charite Medical School of Humboldt University (Berlin), Luebeck University Medical School, Munich University Medical School Grosshadern, Interne Klinik Argirov of the Munich Comprehensive Cancer Center, University of Erlangen (all of Germany), University of Verona Medical Center (Italy), Graz University Medical School (Austria) and Kantonsspital Aarau (Switzerland).

About BSD Medical Corporation

BSD Medical develops systems that deliver precision-guided radiofrequency (RF) and microwave energy into diseased sites of the body, raising them to specified temperatures as required by a variety of medical therapies. These systems have been strategically engineered to offer hospitals and clinics a complete solution for thermal treatment of cancer as provided through microwave/RF systems. BSD Medical’s cancer therapy systems have been used in thousands of treatments for cancer throughout the world, and have been recognized for their innovation, including receipt of the Frost and Sullivan “Technology Innovation of the Year Award” for cancer therapy devices. For further information about BSD Medical visit www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

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